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                                                                    EXHIBIT 10.6

                                    AGREEMENT
                                    ---------

     This Agreement (the "Agreement"), made this 13th day of May, 1998 is entered into by Ascent Pediatrics, Inc., a Delaware corporation (the "Company"), and Triumph-Connecticut Limited Partnership, a Connecticut limited partnership ("Triumph").

     WHEREAS, the Company and Triumph are parties to a Securities Purchase Agreement dated as of January 31, 1997, as amended March 13, 1997 (the "Triumph Purchase Agreement"), among the Company, Triumph and the other purchasers listed on the signature pages thereto (together with Triumph, the "Triumph Purchasers");

     WHEREAS, the Company is negotiating a financing (the "1998 Financing") pursuant to which it proposes to issue 7,000 shares of Series G Convertible Exchangeable Preferred Stock (the "Series G Preferred Stock"), 8% Subordinated Notes in an aggregate principal amount of $9,000,000 and warrants (the "1998 Financing Warrants") to purchase 2,116,958 shares of Common Stock of the Company pursuant to the terms of a Securities Purchase Agreement (the "1998 Financing Agreement") with the Purchasers (as defined therein) (the "1998 Financing Investors");

     WHEREAS, in connection with the 1998 Financing, the Company has agreed that it shall repay the outstanding indebtedness under the Subordinated Secured Notes (the "Triumph Notes") issued to the Triumph Purchasers pursuant to the Triumph Purchase Agreement and amend certain other provisions of the Triumph Purchase Agreement; and

     WHEREAS, Triumph is the holder of a majority of the aggregate principal amount of the Triumph Notes and the holder of a majority of the shares of Common Stock issuable upon exercise of the warrants (the "Triumph Warrants") to purchase Common Stock of the Company issued to the Triumph Purchasers pursuant to the Triumph Purchase Agreement.

     NOW THEREFORE, in order to induce the 1998 Financing Investors to consummate the 1998 Financing and in consideration of these premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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I.   Redemption of Triumph Notes

     1. REDEMPTION. In accordance with Section 6.5 of the Triumph Purchase Agreement, on the date of the closing of the 1998 Financing (the "Redemption Date"), the Company shall redeem (the "Redemption") all of the Triumph Notes for a price (the "Redemption Price") equal to the outstanding principal amount of the Triumph Notes, plus all accrued and unpaid interest on the Triumph Notes through the Redemption Date.

     2. WAIVER OF NOTICE. The Triumph Purchasers hereby waive the Company's obligation to provide at least 30 days' notice of the Redemption as otherwise required by Section 6.5 of the Triumph Purchase Agreement; provided that the Company provides written notice of the Redemption specifying the matters set forth in Section 6.5, including without limitation the Redemption Date, promptly after the closing date of the 1998 Financing has been fixed and agreed to by the Company and the 1998 Financing Investors and at least three business days prior to the Redemption Date.

     3. REDEMPTION MECHANICS. On or prior to the Redemption Date, each holder of the Triumph Notes shall surrender such Triumph Notes to the Company, in the manner and at the place designated in the notice required by Section 6.5 of the Triumph Purchase Agreement and thereupon the outstanding principal and accrued interest on such Triumph Notes shall be payable to the order of the person whose name appears on such Triumph Notes as the owner thereof and each surrendered Triumph Note shall be cancelled. From and after the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of the holders of the Triumph Notes (except the right to receive the Redemption Price without interest upon surrender of their Triumph Notes) shall cease with respect to such Triumph Notes, and such Triumph Notes shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

     4. SECURITY INTEREST. On the Redemption Date, the Triumph Purchasers shall deliver to the Company such UCC-3 termination statements as are requested by the Company in order to release the Company's assets from the security interest established in connection with the Triumph Purchase Agreement. Following the Redemption Date, the Triumph Purchasers shall take such further actions as may be requested by the Company in order to release the Company's assets from such security interest.

II.  Triumph Purchase Agreement

     1. TERMINATION OF ARTICLE 8 COVENANTS. The Triumph Purchasers hereby agree that, effective as of the Redemption Date, the covenants of the Company set

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forth in Article 8 of the Triumph Purchase Agreement (the "Article 8 Covenants")
other than Section 8.3(b) shall terminate and be of no further force or effect.

     2. AMENDMENT TO SECTION 8.3(B). Effective as of the Redemption Date, the Triumph Purchase Agreement is hereby amended by deleting Section 8.3(b) in its entirety and inserting in lieu thereof the following:

          "(b) RESTRICTIONS ON CERTAIN SALES AND MERGERS . The Company shall not, and shall not permit any of its shareholders or Subsidiaries to, become a party to any merger or consolidation of the Company with or into any Person (or any affiliated group of Persons), or sell or enter into any definitive agreement to sell, in one or more related transactions, all or substantially all of the property, assets or Capital Stock of the Company, without the prior written consent of the holders of a majority of the outstanding Warrants, except that (i) any Person may merge or consolidate with the Company so long as the Company is the surviving corporation and such merger is not otherwise prohibited by this Agreement and (ii) the Company or the shareholders may sell all or substantially all of the property, assets or Capital Stock of the Company so long as each holder of Warrants receives cash in exchange for each Warrant Share (as defined in the Warrants) that would be issuable to such holder upon the exercise by such holder of the Warrants held by such holder, in an amount equal to $11.76 (subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or other capital reorganization) less the applicable Purchase Price (as defined in the Warrants) required to be paid by such holder for the issuance of such Warrant Share upon exercise of such Warrant."

     3. RESIGNATION OF THOMAS JANES FROM THE BOARD OF DIRECTORS. In connection with the termination of the Article 8 Covenants, including the termination of
Section 8.3(a) of the Triumph Purchase Agreement, effective as of the Redemption Date, Thomas W. Janes, the designee of the holders of a majority of the shares of Common Stock issuable upon exercise of the Triumph Warrants, shall resign from the Board of Directors of the Company. In connection with such resignation, Mr. Janes shall provide the Company with a signed letter resigning from the Board of Directors effective as of the Redemption Date.

     4. CONSENT TO FINANCING. The Triumph Purchasers hereby consent, in all respects under the Triumph Purchase Agreement, including without limitation
Section 8.2(b) thereof, to the 1998 Financing, including without limitation the incurrence of additional Indebtedness (as defined in the Triumph Purchase Agreement) by the Company as part of the 1998 Financing.


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     5.   REGISTRATION RIGHTS.

          (a) Effective as of the Redemption Date, the Triumph Purchase Agreement shall be amended by deleting Sections 12.1(a), (b), (c), (e), (f) and
(g) in their entirety. Following such amendment, such sections shall be of no further force or effect.

          (b) The Triumph Purchasers hereby consent to the grant of registration rights to the 1998 Financing Investors pursuant to the 1998 Financing Agreement and agree that the Triumph Purchasers' rights under Section
12.2 of the Triumph Purchase Agreement shall not apply to any Registration Statement (as defined in the Triumph Purchase Agreement) filed by the Company upon the exercise of demand registration rights by the 1998 Financing Investors pursuant to the 1998 Financing Agreement.

III. TRIUMPH WARRANTS

     1.   WAIVER OF ANTI-DILUTION PROTECTION.

          The Triumph Purchasers hereby agree that no adjustments shall be made to the exercise price of the Triumph Warrants pursuant to Section 2(d) of the Triumph Warrants in connection with the issuance of the Series G Preferred Stock or the 1998 Financing Warrants, the 8% Convertible Subordinated Notes (the "1998 Financing Convertible Notes") issuable upon exchange of the Series G Preferred Stock or the shares of Common Stock issuable upon conversion of the Series G Preferred Stock or the 1998 Financing Convertible Notes or upon exercise of the 1998 Financing Warrants.

     2.   AMENDMENTS TO "EXCLUDED SECURITIES".

          Section 2(e) of each of the Triumph Warrants is hereby amended in the following manner:

          (a) Clause (iii) of Section 2(e) shall be deleted in its entirety and the following clause shall be inserted in lieu thereof:

               "(iii) shares of Common Stock issuable upon exercise of rights, options or warrants or conversion or exchange of convertible or exchangeable securities issued or sold under circumstances causing an adjustment pursuant to Subsection 2(d) and under circumstances where no adjustment is required pursuant to Subsection 2(d)"; and



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          (b) Clause (vi) of Section 2(e) shall be amended by deleting the number "850,000" and inserting in lieu thereof the number "1,350,000".

IV.  MISCELLANEOUS PROVISIONS

     1. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

     2. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws provisions.

     3. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the amendment or modification of the Triumph Purchase Agreement or the Triumph Warrants.

     4. In all respects other than as specifically provided in this Agreement, the Triumph Purchase Agreement and the Triumph Warrants are hereby ratified and affirmed.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                         ASCENT PEDIATRICS, INC.



                                         By: /s/ Alan R. Fox
                                             -----------------------------------
                                         Title: President and
                                                 Chief Executive Officer


                                         TRIUMPH PURCHASERS:

                                         TRIUMPH-CONNECTICUT
                                         LIMITED PARTNERSHIP




                                         By: /s/ Thomas W. Janes
                                             -----------------------------------
                                         Title: Managing Director

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